Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard Shea                    or        Robert Friedberg
         COO and CFO                               Vice-President and Controller
         Anthracite Capital, Inc.                  Anthracite Capital, Inc.
         Tel: (212) 754-5579                       Tel: (212) 409-3333



       ANTHRACITE CAPITAL ANNOUNCES CASH DIVIDEND OF $0.35 PER SHARE


NEW YORK, NY, June 20, 2002 - Anthracite Capital, Inc. (Anthracite) (NYSE:
AHR) announced today that its Board of Directors declared a second quarter 2002 cash dividend of $0.35 per share of common stock. The cash dividend will be payable on July 31, 2002 to shareholders of record on June 28, 2002. The annualized dividend yield is 11.02% based upon the $12.70 closing price of Anthracite's common stock on June 20, 2002.

Hugh Frater, President and Chief Executive Officer of Anthracite stated, "With the closing of our recent collateralized debt obligation (CDO) the Company has never been stronger. We are currently working in a disciplined manner to deploy our substantial excess liquidity into the most attractive commercial assets available. Our longstanding dividend policy is to declare a level of dividends that we believe can be sustained by the long-term earnings of the Company's portfolio. After we have deployed our excess liquidity that earning potential will become clearer as will our ability to consider a new level of dividends. This dividend declaration expresses our belief in the ability to maintain dividends over the long-term based on the existing portfolio."

Shareholder Information. Anthracite has a dividend reinvestment plan that provides current owners of its common stock with a simple economical and convenient method of increasing their investment. Even if you are not a current owner of Anthracite common stock, the Company's transfer agent can issue registered stock directly to you without commission or markup. This transaction can be done regardless of whether or not shares are held in street name. To take advantage of this program shareholders must submit a signed authorization form to the Company's Transfer Agent. A printable version of the form is available on the Company's website or you can call or email the Company to obtain the authorization form and instructions. The Company's web site address is www.anthracitecapital.com. The Company is currently offering a 2% discount to the trailing 12 business day averages provided the stock price remains above threshold levels established by the Company at the time.

About Anthracite. Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield real estate loans and related securities. Anthracite is externally managed by BlackRock, Inc., (NYSE:BLK) one of the largest publicly traded investment management firms in the United States with over $238 billion in global assets under management. BlackRock is a member of the PNC Financial Services Group, Inc (NYSE:PNC) a diversified financial services organization. Through its affiliates, PNC originates commercial, multifamily and residential real estate loans, and services over $60 billion in commercial mortgage loans for third parties through its Midland Loan Services subsidiary.

Forward Looking Statements. Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

To learn more about Anthracite Capital, Inc., visit our website at www.anthracitecapital.com